                                                                    EXHIBIT 99.1

ACS ACQUIRES CONSULTEC, A LEADING PROVIDER OF IT SERVICES FOR STATE MEDICAID PROGRAMS

    DALLAS, Oct. 1 /PRNewswire/ -- ACS (NYSE: ACS) announced today the acquisition of Consultec LLC, a subsidiary of General American Life Insurance Company. Consultec will be a wholly-owned subsidiary of ACS Enterprise Solutions, Inc. and operate as an independent business unit focused on providing information technology (IT) services for state Medicaid and Welfare benefit programs. Consultec, with nearly 30 years of experience in the federal and state health care markets, is an expert in the design, development and operation of decision support, claims administration, and managed care support systems, and is the IT provider of choice for services and/or systems for over 20 state Medicaid programs.

    Consultec generated revenues of approximately $107 million for the 12 months ended July 31, 1999. The all cash transaction is valued at approximately $105 million, and will be funded by a combination of the Company's existing credit facility and a new $100 million senior unsecured credit facility led by Wells Fargo Bank (Texas), N.A.

    As a part of ACS, Consultec will now have access to the resources of one of the largest information technology outsourcing companies in the world. Jeff Rich, Chief Executive Officer of ACS, said "We are thrilled to have the Consultec team join ACS. This acquisition significantly expands the services and solutions ACS offers to state and local governments. Consultec's highly satisfied client base, along with its unparalleled track record over the past 5 years in the Medicaid market, make a perfect business fit with ACS."

    Gray Arnold, President of Consultec, had this to say about the acquisition:
"This is a great combination of two organizations, and I'm excited about the future prospects for both our employees as well as our clients. Together we are best positioned in the industry to deliver the greatest customer value to the state and local government market."

    Consultec, based in Atlanta, Georgia, comes to ACS with a very experienced team of employees dedicated to customer service and innovative thinking towards healthcare technology. These attributes closely align with ACS' approach to delivering effective, high quality business process and infrastructure outsourcing solutions, systems integration, Internet, and other professional services to clients around the world.

    ACS (Affiliated Computer Services, Inc.) is a Fortune 1000 company based in Dallas, Texas, with operations within North America, Central America, South America, Europe, United Kingdom and the Middle East. ACS is an integrated, future-focused company with a rich history of innovative work and long-term relationships. ACS has proven customer retention, broad and vertical expertise, personalized attention and flexibility. ACS provides the full range of information technology services including business process outsourcing, electronic commerce, technology outsourcing, professional services and systems integration. The company's Class A common stock trades on the New York Stock Exchange under the symbol "ACS." Visit ACS on the Internet at http://www.acs-inc.com.

    The statements in this news release that do not directly relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company's control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company's prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.

SOURCE  Affiliated Computer Services, Inc.



1 of 2

Web site:  http://www.acs-inc.com



CONTACT: Mark A. King, EVP and Chief Financial Officer of
Affiliated Computer Services, Inc., 214-841-8007



2 of 2